Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 16, 2006, relating to the financial statements of Myogen Inc. as of December 31, 2005 and for the year then ended, included in the Annual Report (Form 10-K) filed with the Securities and Exchange Commission, which is incorporated by reference in this Current Report on Form 8-K/A of Gilead Sciences, Inc. dated February 1, 2007.

/s/ Ernst & Young LLP

Denver, Colorado

January 29, 2007